Exhibit 3.3

FORM OF CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ALLIQUA BIOMEDICAL, INC.

Alliqua BioMedical, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on April 15, 2014 (the “Certificate of Incorporation”).

2. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

3. The Certificate of Incorporation is hereby amended to declassify the board of directors of the Corporation by deleting the first paragraph of ARTICLE SIXTH in its entirety and inserting the following in lieu thereof:

“SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. Commencing with the 2014 Annual Meeting, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be elected annually at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s earlier death, resignation or removal.”

4. Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

5. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Alliqua BioMedical, Inc., has caused this Certificate to be executed by its duly authorized officer on this 5th day of June, 2014.

ALLIQUA BIOMEDICAL, INC.

By:	/s/ David I. Johnson
President and CEO